Exhibit 99.1
The Scotts Miracle-Gro Company
NEWS

ScottsMiracle-Gro Names Robert F. Bernstock President, Chief Operating Officer
MARYSVILLE, Ohio (August 23, 2005) – The Scotts Miracle-Gro Company (NYSE:SMG), the global leader in the consumer lawn and garden industry, today announced that Robert F. Bernstock has been promoted to President and Chief Operating Officer of The Scotts Company LLC, effective October 1, 2005. He will directly oversee the company’s North American and International business operations as well as Scotts LawnService.
     “Bob’s track record as an innovative and forward-thinking business leader speaks for itself and I am confident that all of our business units will benefit from his leadership,” said Jim Hagedorn, chairman and chief executive officer. “Creating this role will allow us to look at our operations on a collective basis, which we believe will help improve the efficiency of our organization while allowing each business unit to continue executing its growth strategy.”
     Bernstock, 54, joined ScottsMiracle-Gro in 2003 as president of the North American business group. Under his leadership, the business has continued to expand its market leadership and has significantly improved its profitability. Bernstock has more than 25 years experience in the consumer products industry. He was CEO of Vlasic Foods and held executive positions with the Campbell Soup Company and The Dial Company.
     “For all of our successes at ScottsMiracle-Gro, I am convinced the best is yet to come,” Bernstock said. “I look forward to working with all of our business leaders to develop innovative products and services that leverage the strength of our brands as well as our strong relationships with both retailers and consumers.”
About ScottsMiracle-Gro
With more than $2 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods. In Europe, Scotts’ brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.
Contact:
Jim King
Senior Director
Corporate Communications & Investor Relations
937-578-5622